Exhibit (p)(xi)

Asset Management Group

of

Bank of Hawaii

COMPLIANCE MANUAL

Code of Ethics Excerpt

Effective: May 6, 2020

This Manual is the property of Asset Management Group of Bank of Hawaii (“AMG”). Its contents are confidential and are not to be distributed outside of AMG. For questions, please contact the AMG Chief Compliance Officer, Catherine M. Fujisaki, at (808) 694-8372.

I.	Contents

I.	INTRODUCTION			3

II.	CODE OF ETHICS			3

	A.	Code of Conduct, Fiduciary Standards and Compliance with the Federal Securities Laws		3

	B.	Who are the Access Persons?		4

	C.	Reporting Violations		4

	D.	Review of Potential Violations		5

		1.	Sanctions	5

		2.	CCO Reporting of Violations	6

		3.	Record Retention	6

	E.	Conflicts of Interest		6

	F.	Personal Securities Transactions		7

		1.	Market Timing and Late Trading	7

		2.	Accounts Covered by the Policies and Procedures	7

		3.	Reportable Securities	8

		4.	Pre-clearance Procedures	9

		5.	Trading in BOH stock	9

	G.	Supervised Persons’ Reporting		9

		1.	Quarterly Transaction Reports	10

		2.	Initial and Annual Holdings Reports	10

		3.	Exceptions from Reporting Requirements	11

		4.	Review of Personal Trading and Holdings Reports	12

	H.	Disclosure of the Code of Ethics		12

III.	EXHIBITS			13

	Exhibit B – Pre-clearance Request – IPO and Private Placements			14

	Exhibit C – Pre-clearance Log – IPO and Private Placements			15

	Exhibit D – Quarterly Transaction Report			16

	Exhibit E – Request for Duplicate Confirmations and Statements			17

	Exhibit F –All Reportable Holdings - Periodic Report			18

	Exhibit G –All Brokerage Accounts - Periodic Report			19

	Exhibit H – Exempt Accounts Certification			20

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I.	INTRODUCTION

The following Code of Ethics, with attached Exhibits B through H, is an excerpt from the AMG Compliance Manual (“Manual”).

II.	CODE OF ETHICS

A.	Code of Conduct, Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, AMG and its Supervised Persons must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The “Federal Securities Laws” include the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Sarbanes-Oxley Act of 2002, as amended; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; Title V of the Gramm-Leach-Bliley Act, as amended; the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; any rules adopted by the SEC under any of these statutes; and the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Pursuant to Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940 (“IC Act”), AMG has adopted this written Code of Ethics to acknowledge its fiduciary duty to its Clients and require:

●	Compliance with all applicable Federal Securities Laws;
●	Reporting and review of personal securities transactions and holdings;
●	Reporting of violations of the code; and
●	The provision of the code to all supervised persons.

All Supervised Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Supervised Persons. Supervised Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting AMG’s services, and engaging in other professional activities.

All Supervised Persons are expected to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, AMG must act in its Clients’ best interests. Neither AMG, nor any Supervised Person should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Supervised Persons are generally expected to discuss any perceived risks, or concerns about AMG’s business practices, with their direct supervisor. However, if a Supervised Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the Manager or CCO’s attention.

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Supervised Persons may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any Client, including mutual fund Clients:

●	Employ any device, scheme, or artifice to defraud the Client;
●	Make any untrue statement of a material fact to the Client or omit to state a material fact necessary in order to make the statements made to the Client, in light of the circumstances under which they are made, not misleading;
●	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Client;
●	Engage in any manipulative practice with respect to the Client;
●	Use their positions, or any investment opportunities presented by virtue of their positions, to their personal advantage or to the detriment of a Client; or
●	Conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

These general standards are overriding guidelines to be adhered to in all current and emerging situations and are not limited to the detailed behavior specifically discussed in the Code.

B.	Who are the Access Persons?

As a matter of policy, AMG designates ALL Supervised Persons of AMG as Access Persons with respect to its compliance with Rule 204A-1. All AMG employees are responsible with complying with all parts of this Code, including the requirement to report personal securities transactions and holdings periodically.

C.	Reporting Violations

Improper actions by AMG or its Supervised Persons could have severe negative consequences for AMG, its Clients, and its Supervised Persons. Impropriety, or even the appearance of impropriety, could negatively impact all Supervised Persons, including people who had no involvement in the problematic activities.

Supervised Persons must promptly report any improper or suspicious activities, including any suspected violations of the Manual or Code of Ethics, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the AMG Manager on the matter.

A Supervised Person’s identification of a material compliance issue will be viewed favorably by AMG and BOH senior executives. Retaliation against any Supervised Person who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If a Supervised Person believes that he or she has been retaliated against, he or she should notify the CCO, AMG Manager, or BOH Human Resources Department directly.

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For the avoidance of doubt, nothing in this Manual prohibits Supervised Persons from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Supervised Persons do not need prior authorization from their supervisor, the IAOC, the CCO, or any other person or entity affiliated with AMG or BOH to make any such reports or disclosures and do not need to notify the CCO that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits Supervised Persons from recovering an award pursuant to a whistleblower program of a government agency or entity.

D.	Review of Potential Violations

Any problems identified during the review will be addressed in accordance with AMG’s fiduciary duty to its Clients. All reports of potential problems will be thoroughly investigated by the CCO. The details of any non-material violations will be documented, shared with the AMG Manager, and retained by the CCO. The CCO will report all material issues to the COERC.

Whether a violation is “material”, is determined by a review of the issues including, but not limited to, consideration of the responsibility of the individual in question, the amount or potential amount at issue, and the significance of the potential Code violation, law or regulation that is the subject of the investigation. The duties and responsibilities of COERC, subject to limitations imposed from time to time by the IAOC or FIRMC, include:

●	Provide oversight for the administration of the AMG Code of Ethics;
●	Review potential, alleged, and/or actual violations; and
●	Recommend sanctions, if any, to be imposed as a result of such violations, including possible disciplinary actions, to the AMG Manager.

In all cases of a potential or actual Code violation, when the allegation involves (1) any Bank of Hawaii Corporation or Bank of Hawaii (collectively, “BOH”) director or Managing Committee member; (2) any fraud, whether material or not; or (3) any management level employees or employees who have a significant role in BOH’s internal controls, the CCO shall immediately notify the Manager, and a representative from BOH’s Legal Department, Human Resources Department and/or Corporate Security Department as necessary or appropriate.

1.	Sanctions

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Supervised Person’s supervisor, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject a Supervised Person to civil, regulatory or criminal sanctions. No Supervised Person will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

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Sanctions will be recommended by the COERC, but the AMG Manager will make a final determination regarding the disciplinary action, if any, to be taken.

2.	CCO Reporting of Violations

If the CCO and the COERC determine that a material violation of this Code of Ethics has occurred that may involve a fraudulent, deceptive or manipulative act, AMG will report its findings to the Mutual Funds’ Board of Directors or Trustees pursuant to Rule 17j-1.

In addition, the CCO’s Compliance Dashboards and Annual Compliance Review will include a description of issues that have arisen under the Code of Ethics since the last reporting period including such items as any violations of the Code, sanctions imposed in response to the violations, changes in the Code, and any recommended changes.

3.	Record Retention

AMG will maintain all records required by Rule 204-2 under the Advisers Act including copies of the Code of Ethics, records of violations and sanctions, if applicable, holdings and transactions reports, copies of AMG Supervised Persons certifications, a list of all Access Persons within the last 5 years, and copies of the annual reports.

E.	Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including AMG, Supervised Persons, and current or prospective Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for AMG, its Supervised Persons, and/or Clients. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

AMG’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Supervised Persons must use good judgment to avoid, identify, and respond appropriately to actual or apparent conflicts. Conflicts of interest that involve AMG and/or its Supervised Persons on one hand, and Clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients over the interests of AMG and its Supervised Persons. If a Supervised Person believes that a conflict of interest has not been identified or appropriately addressed, that Supervised Person should promptly bring the issue to the CCO’s attention.

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In some instances conflicts of interest may arise between Clients. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients have been unfairly disadvantaged. Supervised Persons should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients has not been appropriately addressed.

Key areas of potential conflict of interest are identified on the AMG Risk Matrix and monitored quarterly.

F.	Personal Securities Transactions

Supervised Person trades should be executed in a manner consistent with AMG’s fiduciary obligation to its Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Supervised Person’s ability to fulfill daily job responsibilities.

In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO shall inform each Mutual Fund’s CCO of such change and ensure that the change is approved by each Mutual Fund’s Board no later than six months after the change is adopted.

1.	Market Timing and Late Trading

Market Timing, which is defined as trading shares of an open-ended mutual fund with the intent of arbitraging an inefficiency in the valuation of the fund, is prohibited. This prohibition applies to Client accounts, as well as to transactions for the direct or indirect benefit of Access Persons and Supervised Persons.

AMG employees shall not engage in late trading of open-end mutual fund shares (i.e., the submission of a trade after the daily pricing time for net asset value with an intent or agreement to obtain that day’s net asset value) for either themselves or for AMG Clients.

2.	Accounts Covered by the Policies and Procedures

AMG’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Supervised Persons have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-Clients over which Supervised Persons exercise investment discretion. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Supervised Persons to exclude accounts held personally or by immediate family members sharing the same household if the Supervised Person does not have any direct or indirect influence or control over the accounts, or if the Supervised Person can rebut the presumption of beneficial ownership over family members’ accounts. Supervised Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

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3.	Reportable Securities

AMG requires Supervised Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

●	Direct obligations of the Government of the United States;
●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
●	Shares issued by money market funds;
●	Shares issued by open-end investment companies registered in the U.S., other than funds advised, sub-advised, or underwritten by AMG or an affiliate;
●	Interests in 529 college savings plans; and
●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by AMG or an affiliate.

Exchange-traded funds (“ETFs”) and exchange traded notes (“ETNs”) are somewhat similar to open-end registered investment companies. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in AMG’s Personal Securities Transactions policy.

‘Security’ may also include virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of certain types of initial coin offerings (“ICOs”).

Any Supervised Person who wishes to purchase, acquire or sell any asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencyies, digital “coins” or “tokens” (collectively, “Digital Assets”) should consult with the CCO as to whether such Digitial Assets would be considered a Security, and specifically a “Digital Security,” for purposes of this policy. A Digital Asset is likely to be considered a Digital Security if it is offered and sold as an investment contract. On April 3, 2019, the SEC published a framework for investment contract analysis of Digital Assets.1 The CCO may use this framework, among other relevant SEC guidance, to determine whether a Digital Asset would be considered a Digital Security for the purposes of this policy. If the CCO determines that such Digital Assets should be considered a Digital Security, the Digital Asset will be considered a Reportable Security for purposes of this policy.

[1]	https://www.sec.gov/files/dlt-framework.pdf

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4.	Pre-clearance Procedures

Supervised Persons must have written clearance for all transactions involving IPOs or Private Placements before completing the transactions. AMG may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Supervised Person receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Supervised Persons should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of AMG’s pre-clearance procedures.

Supervised Persons must use the Trade Pre-clearance Form (Exhibit B) to seek pre-clearance. All pre-clearance requests must be submitted to the CCO. The CCO will use the Trading Pre-clearance Request Log (Exhibit C) to track pre-clearance requests.

Supervised Persons are not required to obtain written pre-clearance for purchases of other Securities, even those that are of the type held in the Client accounts (municipal bonds and Government Securities). Supervised Person trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Supervised Person trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Supervised Person’s ability to fulfill daily job responsibilities. It is important to remember that AMG Compliance reviews personal trading and compares a Supervised Person’s personal securities transactions against Clients’ trades.

5.	Trading in BOH stock

AMG employees are required to comply with the BOH Securities Trading Policy, located for reference on www.BOH.com (About BOH/ Investor Relations/ Corporate Governance). The BOH Securities Trading Policy prohibits directors, employees and their immediate family from:

●	disclosing or profiting from material, non-public information about BOH.
●	trading during the recommended black-out period beginning 14 calendar days before the end of each fiscal quarter, and ending after the second full trading day following the earnings announcement.
●	pledging BOH stock as collateral for a loan (including the use of a traditional margin account with a broker dealer), and hedging the risk in BOH stock by buying or selling publicly traded options, puts, calls or other derivative instruments relation to BOH stock.

G.	Supervised Persons’ Reporting

AMG must collect information regarding the personal trading activities and holdings of all Supervised Persons. Supervised Persons must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

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1.	Quarterly Transaction Reports

Each quarter, Supervised Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Supervised Persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO or a designee within 30 days of the end of each calendar quarter.

Supervised Persons will use the Letter to a Broker-Dealer (Exhibit E) to instruct the institution hosting their accounts to send the CCO or a designee duplicate trade confirmations and account statements. This Letter is preferred, but Supervised Persons may also utilize the Quarterly Reporting Forms (Exhibit D) to fulfill quarterly reporting obligations. The CCO or a designee must receive all such confirmations and statements within 30 days of the end of each calendar quarter. Any reportable trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Forms.

A Supervised Person who does not have any transactions or account openings to report, will indicate this on the Quarterly Reporting Forms within 30 days of the end of each calendar quarter.

2.	Initial and Annual Holdings Reports

Supervised Persons must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO or a designee:

●	On or before February 14th annually.

Annual reports must be current as of December 31st.

●	Within 10 days of becoming a Supervised Person.

Initial reports must be current as of a date no more than 45 days prior to the date that the person became a Supervised Person.

Initial and annual holdings reports should be submitted using the Periodic Holdings Reporting Forms (Exhibits F and G), and must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

In lieu of completing the Reportable Securities section of the Periodic Holdings Reporting Form Supervised Persons may submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above. Supervised Persons should sign and date each such statement before submitting it to the CCO. Any Reportable Securities not appearing on an attached account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form.

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If a Supervised Person does not have any holdings and/or accounts to report, this should be indicated on the Periodic Holdings Reporting Form within 10 days of becoming a Supervised Person and by February 14th annually.

3.	Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, a Supervised Person is not required to submit:

●	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

●	Any reports with respect to Securities held in accounts over which the Supervised Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from an unaffiliated investment adviser, and may provide employees with the exact wording and a clear definition of “no direct or indirect influence or control” that the adviser consistently applies to all Supervised Persons. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to AMG’s Code, absent reliance on the reporting exception. Supervised Persons who claim they have no direct or indirect influence or control over an account are also required to complete the attached Exempt Accounts Certification2 (Exhibit H), upon commencement of their employment and on an annual basis thereafter.

Reliance on this independent or separately managed account exception is conditioned on AMG’s receipt of the Exempt Accounts Certification, and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO. Supervised Persons should consult with the CCO before excluding any accounts, especially those held by immediate family members sharing the same household.

[2]	New policy adopted on May 15, 2017.

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4.	Review of Personal Trading and Holdings Reports

AMG’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Supervised Persons’ personal trading activities. Accordingly, the CCO or a designee will closely monitor Supervised Persons’ investment patterns to detect the following potentially abusive behavior:

●	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;
●	Trading opposite of Client trades;
●	Trading ahead of Clients; and
●	Trading that appears to be based on Material Nonpublic Information.

The CCO or a designee will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Supervised Person trading with Clients’ trades as necessary. The work-paper created by the CCO or a designee will contain the name of the reviewer, date and a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The Manager will monitor the CCO’s personal securities transactions for compliance with the Personal Securities Transactions policies and procedures. The CCO will monitor the other Compliance Officers’ personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

In the event of a Supervised Person’s extended leave of absence, the requirement for filing Personal Securities Transaction Reports, Disclosures of Personal Holdings, and Certifications of Compliance with the Code will be deferred until the Supervised Person returns to work.

H.	Disclosure of the Code of Ethics

AMG will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics (excerpted from this Manual). All Client requests for AMG’s Code of Ethics should be directed to the CCO.

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III.	EXHIBITS

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Exhibit B – Pre-clearance Request – IPO and Private Placements

Bank of Hawaii

Asset Management Group

Trade Pre-clearance Form

Transaction Type: Buy / Sell / Short / Cover Short / Other (describe):

Security Name: ___________________________________________________

Security Type: Common Stock / Option / Debt / Other (describe):

Symbol or Identifier: _______________________________________________

Number of Shares / Contracts / Principal Amount: _________________________

For Options, Indicate the Expiration Date: _______________________________

Broker / Custodian: ________________________________________________

Does the transaction involve an IPO or private placement? __________________

If you are seeking to invest in a private fund, describe the fund’s investment strategy.

Pre-clearance sought through (date): ___________________________________

By signing below, I certify and acknowledge the following:

1.	I have no Material Nonpublic Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Bank of Hawaii policy, confidentiality agreements or securities laws.
2.	The proposed transaction does not limit a Client’s investment opportunities or disadvantage a Client in any way.
3.	I am not contractually or legally prohibited from executing this transaction (e.g., I am not a restricted person under FINRA Rule 5130 or 5131)

Signature:	Date:

Print Name:

CCO Use Only	Approved	Not Approved

Reviewed by:	Date:

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Exhibit C – Pre-clearance Log – IPO and Private Placements

Trading Pre-Clearance Request Log

Supervised Person Name	Requested Transaction	Approval Granted? (Y or N)	Date	Comments (Including Applicable Conflicts of Interest and any Mitigating Factors)

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Exhibit D – Quarterly Transaction Report

Asset Management Group of Bank of Hawaii

QUARTERLY TRANSACTION AND NEW ACCOUNTS REPORT

Quarter:___________ Year: ____________

TRANSACTIONS (Check one):

I had no reportable security transactions for the quarter specified above.
I had reportable security transactions during the quarter. I have listed below any transactions that are not shown on my duplicate statements sent to AMG Compliance.
Trade Date	Security Name	Buy/Sell	Number of Shares	$ Amount	Broker-Dealer

NEW ACCOUNTS (Check one):

I did not open any new securities accounts, including any accounts with non-reportable securities.
I did open a new securities account during the quarter and have provided the details below.
Name of Institution holding my investment	Account Title	Account Number	Date Opened

AMG Supervised Person:

Printed Name	Signature	Date

Compliance Review:

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Exhibit E – Request for Duplicate Confirmations and Statements

Date

{Brokerage Firm Name}

{Address}

{Address}

Attn: Compliance Department

Dear Sir or Madam:

We understand that your firm maintains Brokerage Account No.(s) {Account #} and {Account #} for {Supervised Peron’s Name}, an employee of the Asset Management Group of the Bank of Hawaii. The Asset Management Group of the Bank of Hawaii is an investment adviser registered with the Securities and Exchange Commission.

In order for us to comply with regulatory requirements, we hereby request duplicate copies of confirmations and statements for all transactions for these accounts. {Supervised Peron’s Name} has indicated his consent to this request by signing below. Please send all confirmations and statements to:

AMG Compliance Officer

Bank of Hawaii – Asset Management Group, Dept. 709

P.O. Box 3170

Honolulu, Hawaii 96802

Thank you for your attention to this matter. If you have any questions concerning this request, please do not hesitate to contact me (808) 694-8372.

Sincerely,

Catherine M. Fujisaki

Asset Management Group, Chief Compliance Officer

Supervised Person’s Consent

I hereby authorize {Brokerage Firm Name} to send duplicate confirmations and statements of all transactions in the above account to Bank of Hawaii Asset Management Group.

{Supervised Person’s Name}, Signature Account # {Account #} and {Account #}	Date

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Exhibit F –All Reportable Holdings - Periodic Report

Asset Management Group of Bank of Hawaii

Personal Holdings Report

I hereby certify that my duplicate statement(s) sent to AMG Compliance, along with the holdings listed below, are a complete and accurate representation of my reportable securities holdings:

Name of Security	Ticker Symbol or CUSIP Number	Type of Security (Equity, Fixed Income, Limited Partnerships)	Number of Shares	Principal Amount	Name of Account Holder, Account Number, Name of Broker-Dealer

AMG Supervised Person:

Printed Name	Signature	Date

Compliance Review:

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Exhibit G –All Brokerage Accounts - Periodic Report

Asset Management Group of Bank of Hawaii

DISCLOSURE OF BROKERAGE ACCOUNTS

I hereby certify that I have disclosed all brokerage accounts in which I have direct or indirect beneficial interest.

Name of Broker	Address	Name of Account Holder	Account Number

Date	Name (Print)

Signature

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Exhibit H – Exempt Accounts Certification

Dear AMG Chief Compliance Officer,

In accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Rule”), I am considered to be an “access person” of the Asset Management Group of Bank of Hawaii (“AMG”) and subject to the Rule’s terms and conditions. The Rule requires periodic reporting of my personal securities transactions and holdings to be made to AMG. However, as specified in the Rule, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Bank or Broker/Dealer	Account Name	Relationship of Manager to AMG employee (relative, independent manager)
Ex1: Vanguard	John Smith IRA	Investments managed by Vanguard

By signing below, I acknowledge and certify that:

●	I have no direct or indirect influence or control over the Accounts;
●	If my control over the Accounts should change in any way, I will immediately notify you in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule; and
●	I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of AMG’s Chief Compliance Officer.

Access persons completing this certification on an annual basis, also acknowledge and certify the following:

●	I did not direct or suggest any purchases or sales of specific securities for the Accounts during the period _______________ to ________________;

●	Any discussions with the Manager about my Accounts related to general guidelines involving my investment objectives, risk tolerance and investment timeline.

Name:

Signature:	Date:

Reviewer Name & Conclusion:	Date:

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